Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

FIRST QUARTER 2026 SALES AND EARNINGS

Eau Claire, Wisconsin (May 1, 2026) — National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2026 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings for the quarter, Maryjo Cohen, President, stated, “Defense segment sales were up $18.6 million or 23%—reflecting increased shipments from its backlog. Operating earnings increased as well, by $1.1 million or 8.2%, primarily attributable to the increased shipments. Earnings were unfavorably impacted by a less favorable mix, reduced absorption largely as a result of a two-week shutdown of the government facility that performs the load assembly and pack of the majority of the 40mm rounds, and increased allocation of corporate overhead in keeping with the business. In contrast, due in large part to startup issues at its new warehousing facility and a resulting inability to ship during a portion of the quarter, Housewares/Small Appliance segment sales dropped by $3.4 million or 15.6%. Reduced demand resulting from tariff-driven price increases also had an unfavorable impact on volume. The reduction in volume combined with costs incident to the startup of the new facility and a less favorable mix resulted in a sizable loss. The Safety segment, which distributes its product from the same warehouse, also experienced a reduction in shipments and reported a loss.”

The Safety segment today unveiled its full line of Rely FX™ ultra durable, specialty commercial fire extinguishers. The line consists of 10 extinguishers. Two extinguishers were introduced late in 2025 (the SFFF Foam (the only PFAS-Free foam extinguisher on the market) and a water extinguisher). Today it completed the line with eight new dry chemical fire extinguishers and four heavy-duty mounting brackets. The dry chemical units include three 10-pound and four 20-pound extinguishers with High-Flow versions of each using either standard universal ABC chemical or specialized Purple-K powder for fuel, gas, and chemical fires. The eighth dry chemical extinguisher is a four-pound ABC extinguisher. All are characterized by superior performance. The extinguishers are not only listed by U.S. and Canadian Underwriters Laboratories (UL and ULC), but also meet Department of Defense (DOD), Coast Guard (USCG), Department of Transportation (DOT), Mine Safety and Health (MSHA), and National Fire Protection Association (NFPA) standards. Each extinguisher has a shatter-resistant, non-magnetic cylinder, a prerequisite for use in any potentially hostile environment which includes military, police, and emergency response. Each of the chemical models are tested for use at extreme temperatures from -65°F to 160°F. No other extinguishers are tested to 160°F despite the fact that such temperatures are frequently encountered within enclosed compartments, e.g., vehicles, engine rooms, mining equipment, and warehouses. The Rely FX™ fire extinguishers are highly corrosion resistant as well, making them ideal for the kinds of conditions encountered on ships, in coastal areas, or offshore drilling. The extinguishers, when used with a heavy-duty Rely FX™ mounting bracket, withstand vibrations and impact shocks of up to 200 G’s, a Navy requirement for submarines. Special protective guards around the pressure gauges prevent potential impact damage if the extinguishers are dropped or mishandled. The extinguishers are also economical to service. The eight new dry chemical extinguishers use DOT specification cylinders. DOT regulations for specification cylinders authorize the use of advanced periodic ultrasonic testing on a ten-year cycle, instead of the standard costly six- and 12-year disassembly requirements. The standard requirements also entail the removal and replacement of the extinguishing agent, potentially introducing contaminants into the extinguisher that will impair performance.

Tel. 715.839.2121      Fax 715.839.2122     www.GoPresto.com

Production and marketing of the extinguishers will begin in May.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms and commercial fire extinguishers.

	THREE MONTHS ENDED
	April 5, 2026	March 30, 2025
Net Sales	$118,649,000	$103,639,000
Net Earnings	$6,626,000	$7,610,000
Net Earnings Per Share	$.93	$1.07
Weighted Average Shares Outstanding	7,159,000	7,137,000

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, which could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

Tel. 715.839.2121      Fax 715.839.2122     www.GoPresto.com